Exhibit 4.8

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION IN REASONABLY ACCEPTABLE FORM AND SCOPE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION, QUALIFICATION OR OTHER SUCH ACTIONS ARE NOT REQUIRED UNDER ANY SUCH LAWS OR THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE OFFERING OF THIS WARRANT HAS NOT BEEN REVIEWED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, OR BY ANY STATE’S SECURITIES ADMINISTRATOR. THIS WARRANT IS ALSO SUBJECT TO CERTAIN ADDITIONAL TRANSFER RESTRICTIONS PROVIDED FOR HEREIN.

Warrant No.	Dated: As of July 5, 2006

WARRANT

(A) THIS IS TO CERTIFY THAT, for value received, BHC INTERIM FUNDING II, L.P., a Delaware limited partnership, or its registered assigns (the “Holder”), is entitled to purchase from Akrion, Inc., a Delaware corporation (the “Company”), at any time on or after the date hereof and before 5:00 p.m. (New York time) on July 5, 2011, Two Hundred Thousand Five Hundred Nineteen (200,519) shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), as shall be adjusted as set forth in Section (D) below and Section 4.2 hereof (collectively, the “Aggregate Shares”), at a price (the “Exercise Price”) equal to $7.10 per share (subject to adjustment as set forth in Section 4.2 hereof) payable as provided below. The shares of Common Stock issuable upon exercise of this Warrant shall be the Company’s Common Stock and are herein called the “Warrant Shares.”

(B) This Warrant is the Warrant referred to in the Loan and Security Agreement (as hereinafter defined) and is issued pursuant to, and entitled to the benefits of, the Loan and Security Agreement, as amended from time to time. Capitalized terms used and not otherwise defined in this Warrant shall have the meanings assigned to them in the Loan and Security Agreement.

(C) Certain terms used in this Warrant are defined in Article VII.

(D) The number of Aggregate Shares that the Holder will be entitled to purchase under this Warrant shall be adjusted as follows:

(i) (a) In the event that the Holder funds the Second Tranche, the Aggregate Shares shall be increased to include an additional Forty Thousand One Hundred Four (40,104) shares of Common Stock; and (b) in the event that the Holder funds the Third Tranche, the Aggregate Shares shall be increased to include an additional Twenty-Six Thousand Seven Hundred Thirty-Six (26,736) shares of Common Stock.

(ii) If the Loan is not paid in full within fifteen (15) days after the Maturity Date, (a) the Aggregate Shares shall be increased to include an additional number of shares of

Common Stock equal to the product of the number of Aggregate Shares as of the Maturity Date multiplied by 5% (five percent), and (b) the Aggregate Shares shall continue to be increased by an amount equal to the Aggregate Shares as of the Maturity Date multiplied by 1% (one percent) for each month or part thereof, commencing on the day after the Maturity Date, which passes without payment in full of the Loan.

ARTICLE I- EXERCISE OF WARRANT

1.1 Method of Exercise. To exercise this Warrant in whole or in part, the Holder shall deliver on any Business Day to the Company at its principal place of business (a) this Warrant, (b) a written notice in substantially the form of the Subscription Notice attached hereto, of the Holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased (which shall be a whole number of shares if for less than all the Warrant Shares then issuable hereunder), and (c) payment of the Exercise Price with respect to such Warrant Shares. Such payment may be made, at the option of the Holder, either (a) by cash, certified or bank cashier’s check or wire transfer in an amount equal to the product of (i) the Exercise Price times (ii) the number of Warrant Shares as to which this Warrant is being exercised or (b) by a “cashless exercise” of this Warrant, in which event the Holder shall receive from the Company the number of Warrant Shares computed using the following formula:

Y	=	X (A - B)
A

where:

A= the current Fair Market Value of a share of Common Stock on the Business Day immediately prior to the date of such exercise;

B= the Exercise Price;

X= the number of Warrant Shares as to which this Warrant is being exercised; and

Y= the number of Warrant Shares to be issued to the Holder.

The Company shall, as promptly as practicable and in any event within seven (7) days after receipt of such notice and payment, execute and deliver or cause to be executed and delivered, in accordance with such notice, a certificate or certificates representing the Warrant Shares so acquired. The certificate or certificates so delivered shall be in such denominations as may be specified in such notice, and shall be issued in the name of the Holder or such other name or names as shall be designated in such notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and such HoIder or any other Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of Warrant Shares, as of the date the aforementioned notice and payment is received by the Company. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of such certificate or certificates, deliver to the Holder a new Warrant evidencing the right to purchase the remaining shares of Common Stock issuable under this Warrant, which new Warrant shall, in all other respects, be identical to this Warrant. The Company shall pay all expenses, stamp, documentary and similar taxes and other charges payable in connection with the preparation, issuance and delivery of share certificates and new Warrant under this provision.

1.2 Warrant Shares to Be Fully Paid And Nonassessable. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and nonassessable, free of any restriction of any kind, except as set forth in this Warrant.

1.3 Legend. Each certificate for Warrant Shares issued upon exercise of this Warrant, shall, unless at the time of exercise such shares are registered under the Securities Act, bear a legend substantially in the following form:

“This security has not been registered under the Securities Act of 1933 and may not be sold or offered for sale unless registered or qualified under said Act and any applicable state securities laws or unless the Company receives an opinion in reasonably acceptable form and scope to the Company of counsel reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws or that an exemption from such registration is available. The offering of this security has not been reviewed or approved by the United States Securities and Exchange Commission or by any state’s securities administrator. This security is also subject to certain additional transfer restrictions provided for in the Warrant the exercise of which resulted in the original issuance of this security, a copy of which restrictions shall be furnished to the holder hereof by the Company upon written request and without charge.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public offering pursuant to a registration statement under the Securities Act with respect to the shares represented by such certificate) shall also bear such legend unless, in the opinion of legal counsel selected by the Holder of such certificate (who may be an employee of such Holder) and reasonably acceptable to the Company, the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act.

1.4 Authorization; Capitalization. The Company has duly reserved, and will keep available for issuance upon exercise of this Warrant, the total number of Warrant Share deliverable from time to time upon exercise of this Warrant in its entirety. In the event that adjustments contained in Section (D) of this Warrant result in any adjustment of the number of shares of Common Stock issuable upon the exercise of this Warrant causing (i) the total number shares of Common Stock issuable after such action upon exercise of this Warrant, plus (ii) all shares of Common Stock issued and outstanding, plus (iii) all shares of Common Stock then issuable (y) upon the exercise of all outstanding options and (z) upon the exercise, conversion or exchange of all other outstanding securities which are exercisable for, convertible into or exchangeable for Common Stock, (the “Fully-Diluted Shares”), to exceed the total number of shares Common Stock then authorized for issuance by the Company, the Company shall promptly take all corporate action necessary to authorize and reserve a sufficient number of shares Common Stock to cover the exercise of all of this Warrant in full, including, without limitation, obtaining the necessary approvals of the Board of Directors and, if required, stockholders of the Company and, if required, filing the appropriate amendments to the

Company’s certificate of incorporation. Other than the actions described in Section (D) and Section 4.2 hereof this Warrant, the Company will not take any actions during the term of this Warrant that would result in any adjustment of the number of shares of Common Stock issuable upon exercise of this Warrant if the Fully-Diluted Shares would exceed the total number of shares of Common Stock then authorized for issuance by the Company. The issuance of the Warrant Shares has been duly and validly authorized and, when issued and sold in accordance with this Warrant, the Warrant Shares will be duly and validly issued, fully paid and nonassessable. As of the date of issuance of this Warrant (the “Issuance Date”), except as set forth on Schedule 1.4, the Company has issued and there are outstanding (i) no shares of Common Stock, (ii) no shares of preferred stock, no options or warrants to acquire any shares of capital stock of the Company, and (iii) no other shares of capital stock of the Company or any securities exercisable for, convertible into or exchangeable for shares of capital stock of the Company or any rights, options or warrants to purchase any shares of capital stock of the Company or any securities exercisable for, convertible into or exchangeable for shares of capital stock of the Company. Neither the issuance of this Warrant nor the issuance of the Warrant Shares upon exercise of this Warrant violates or conflicts or will violate or conflict with the Company’s Certificate of Incorporation or By Laws or any agreement to which the Company is a party or any Federal or State law.

1.5 No Rights as Stockholder Until Exercise. No Holder of any Warrant shall be entitled to vote or receive dividends or shall be deemed for any other purpose the holder of the shares of Common Stock or other securities which may at any time be issuable upon the exercise of such Warrant. Nothing contained herein or in any Warrant certificate shall be construed to confer upon the Holder of any Warrant, as such, any of the rights of a stockholder of the Company, including any right to vote for the election of directors or upon any other matter submitted to stockholders of the Company at any meeting thereof, to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, except as otherwise expressly provided herein or therein or until such Warrant has been exercised in accordance with the provisions hereof and thereof.

ARTICLE II - TRANSFER, EXCHANGE AND REPLACEMENT OF WARRANTS

2.1 Ownership of Warrant. The Company shall deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any Person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until due presentment of this Warrant for registration of transfer as provided in this Article II.

2.2 Transfer of Warrant. The Company agrees to maintain at its principal office the books for the registration of transfers of the Warrant, and transfer of this Warrant and all rights hereunder shall be registered, in whole or in part, on such books, upon surrender of this Warrant at the Company, together with (i) a written assignment of this Warrant duly executed by the Holder or its duly authorized agent or attorney, with (if the Holder is a natural Person) signatures guaranteed by a bank or trust company or a broker or dealer registered with the NASD; provided, however, that (a) Holder may not assign all or any part of this Warrant or the Warrant Shares to a competitor of the Company, and (b) so long as no Event of Default exists, Holder may not assign all or any part of this Warrant or the Warrant Shares to any Person other than an Affiliate of

Holder without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) funds sufficient to pay any transfer taxes payable upon such transfer, and (iii) an Investment Representation Letter as described in Section 2.4 hereof executed by the proposed transferee. Upon surrender and, if required, such payment, the Company shall promptly execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in the instrument of assignment and shall issue to the assignor a new Warrant or Warrants evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be canceled. The Company shall permit the Holder to inspect the warrant registration books from time to time during normal business hours at the Company. Holder shall pay all fees (including reasonable attorney’s fees), costs and expenses associated with any transfer of this Warrant requested by Holder.

2.3 Division or Combination of Warrant. This Warrant may be divided or combined with other Warrants upon presentment to the Company of this Warrant and of any Warrant or Warrant with which this Warrant is to be combined, together with a written notice specifying the names and denominations in which the new Warrant or Warrants are to be issued, signed by the holders hereof and thereof or their respective duly authorized agents or attorneys. Subject to compliance with Section 2.2 as to any transfer or assignment which may be involved in the division or combination, the Company shall promptly execute and deliver a new Warrant or Warrant in exchange for the Warrant or Warrant to be divided or combined in accordance with such notice.

2.4 Expenses of Delivery of Warrant. The Company shall pay all reasonable expenses, stamp, documentary and similar taxes (other than transfer taxes) and other charges payable in connection with the preparation, issuance and delivery of the Warrant.

2.5 Representations of Holder. On the date hereof, the Holder shall sign an Investment Representation Letter substantially in the form of Exhibit A attached hereto, as the same may be amended from time to time to correspond to the definition of “accredited investor” under Regulation D promulgated under the Securities Act (an “Investment Representation Letter”). The Company shall not be required to transfer the Warrant in whole or in part to any Person who does not execute an Investment Representation Letter.

ARTICLE III - CERTAIN RIGHTS

3.1 Determination of Fair Market Value. Subject to Section 3.2 hereof, each determination of Fair Market Value shall be made by the Company in accordance with the definition of the term Fair Market Value set forth in Article VII hereof. Upon each determination of Fair Market Value, the Company shall promptly give written notice thereof to all Holders, setting forth in reasonable detail (i) the transaction giving rise to the necessity for such determination, (ii) the calculation of such Fair Market Value and (iii) the method and basis of determination thereof (the “Company Determination”). In the event Fair Market Value is determined with reference to subsection (i)(C) or (ii) of the definition of Fair Market Value, the Company’s Board of Directors shall make such initial determination within fifteen (15) days of the event giving rise to the necessity for such determination.

3.2 Contest and Appraisal Rights.

(a) If a Holder owning a majority in interest of the Warrant and/or Warrant Shares (collectively, an “Objecting Holder”) disagrees with the Company Determination and by notice to the Company given within twenty (20) days after receipt of notice of the Company Determination (an “Appraisal Notice”) elects to dispute the Company Determination, such dispute shall be resolved as set forth in subsection (b) of this Section 3.2.

(b) For a period of ten (10) days after the Appraisal Notice, the Company and the representative of Objecting Holder (“Representative”) shall negotiate in good faith to resolve their differences as to the determination of Fair Market Value. In the absence of a mutually satisfactory resolution within such ten (10)-day period, the Company shall within ten (10) days after the last day of such ten (10)-day period engage an investment bank or other qualified appraisal firm reasonably acceptable to the Representative (the “Appraiser”) to make an independent determination of Fair Market Value (the “Appraiser Determination”). The Appraiser Determination shall be made within sixty (60) days of the engagement of such Appraiser, shall be evidenced in a written report addressed to the Company and the Objecting Holder, and shall be final and binding on the Company and the Objecting Holder. The costs of the Appraiser Determination shall be borne (i) solely by the Company if the difference between the Appraiser Determination and the Company Determination is greater than 17.5%, (ii) solely by the Objecting Holder if the difference between the Appraiser Determination and the Company Determination is less than 17.5% and (iii) equally by the Company and the Objecting Holder if the difference between the Appraiser Determination and the Company Determination is equal to 17.5%.

3.3 Financial Statements and Other Information. Promptly upon transmission thereof, the Company will deliver to each Holder copies of any and all financial statements, proxy statements, notices and other reports as it may send to its shareholders and copies of all registration statements and all reports which it files with the Commission (or any governmental body or agency succeeding to its functions).

ARTICLE IV - REORGANIZATION, RECLASSIFICATION, LIQUIDATION AND

ANTI-DILUTION

4.1 Reorganization, Reclassification and Liquidation.

(a) In the case of any reorganization or reclassification of the Common Stock or in the case of any consolidation of the Company with, or merger of the Company with, another company or corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company as an entity, or on the occurrence of a Change of Control, the holder of this Warrant shall thereafter have the right upon exercise to purchase the kind and amount of shares of stock and Other Securities and property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock which the holder of this Warrant would have received had all Warrant Shares issuable upon exercise of this Warrant been issued immediately prior to such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect pertaining to this Warrant (the kind, amount and price of such stock and Other Securities to be subject to adjustment as herein provided).

(b) In the event that the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, dissolve, liquidate or wind up its affairs, the Company shall give the Holder written notice of such dissolution, liquidation or winding up at least twenty (20) Business Days prior thereto. If the Company does not provide such notice at least twenty (20) Business Days prior to such dissolution, liquidation or winding up, the Holder shall be entitled, upon the exercise thereof, to receive, in lieu of the Warrant Shares which it would have been entitled to receive, the same kind and amount of assets as would have been issued, distributed or paid to it upon such Warrant Shares, had it been the holder of record of the shares of Common Stock receivable upon the exercise of this Warrant on the record date for the determination of those entitled to receive any such liquidating distribution. After any such dissolution, liquidation or winding up which shall result in any distribution in excess of the Exercise Price provided for by this Warrant, the Holder may at its option exercise the same without making payment of the aggregate Exercise Price and in such case the Company shall upon the distribution to said Holder consider that the aggregate Exercise Price has been paid in full to it and in making settlement to said Holder, shall deduct from the amount payable to such Holder an amount equal to the aggregate Exercise Price.

(c) In the event that the Company shall, at any time prior to the expiration of this Warrant and prior to the exercise thereof, make a distribution of assets (other than cash) or securities of the Company to its stockholders (the “Distribution”), the Company shall give the Holder written notice of such Distribution at least twenty (20) Business Days prior thereto. If the Company does not provide such notice at least twenty (20) Business Days prior to such Distribution, the Holder shall be entitled, upon the exercise thereof, to receive, in addition to the Warrant Shares it is entitled to receive, the same kind and amount of assets or securities as would have been distributed to it in the Distribution had it been the holder of record of the shares of Common Stock receivable upon exercise of this Warrant on the record date for determination of those entitled to receive the Distribution.

4.2 Adjustments. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price hereunder shall be subject to adjustment from time to time as follows:

(a) Adjustment of Exercise Price Upon Issuance of Common Stock or Common Stock Equivalents. If and whenever the Company issues or sells, or in accordance with Paragraph 4.2(b) below is deemed to have issued or sold, any Common Stock for a consideration per share less than the Exercise Price then in effect at the time of such issue or sale then forthwith upon such issue or sale, the Exercise Price will be decreased to a price equal to the least consideration per share received by the Company for such additional shares and the number of Warrant Shares shall remain the same.

(b) Effect on Subject Shares of Certain Events. For purposes of determining, the adjusted Exercise Price under paragraph (a) above, the following will be applicable:

(i) Issuance of Common Stock Equivalents. If the Company in any manner grants any Common Stock Equivalent and the lowest price per share for which any one share of Common Stock of the Company is issuable upon the exercise of any such Common Stock Equivalent is less than the Exercise Price then in effect, at the time of the granting of such Common Stock Equivalent, then such shares of Common Stock will be deemed to have been issued and sold by the Company for such price per share (other than pursuant to antidilutive adjustments to the Warrants). For purposes of this paragraph, the “lowest price per share for which any one share is issuable” will be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share upon the exercise of the Common Stock Equivalent (whether by conversion, exchange or otherwise) or other similar indication of the price per share as of the time of granting (such as the floor value for stock appreciation rights). No further adjustment of the Exercise Price will be made upon the actual issue of such shares of Common Stock or upon the exercise of any right under the Common Stock Equivalents.

(ii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Common Stock Equivalent, the additional consideration, if any, payable upon the issue, conversion or exchange of any Common Stock Equivalent, or the rate at which any Common Stock Equivalent is convertible into or exchangeable for shares of Common Stock changes at any time, the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Common Stock Equivalent still outstanding provided for such changed purchase price, additional consideration or changed conversation rate, as the case may, be, at the time initially granted, issued or sold.

(iii) Treatment of Expired and Unexercised Common Stock Equivalents. Upon the expiration of any Common Stock Equivalent or the termination of any right to convert or exchange any Common Stock Equivalent without the exercise of such Common Stock Equivalent, the Exercise Price then in effect will be adjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Common Stock Equivalent, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) Calculation of Consideration Received. If any Common Stock or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company. In case any Common Stock or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the Fair Market Value of such consideration. In case any Common Stock or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or Common Stock Equivalents, as the case may be.

(v) Integrated Transactions. In case any Common Stock Equivalent (other than Permitted Stock) is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Common Stock Equivalent by the parties thereto, such Common Stock Equivalent will be deemed to be valued at the Fair Market Value.

(vi) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or Common Stock Equivalents or (B) to subscribe for or purchase Stock or Common Stock Equivalents, then such record date will be deemed to be the of the issue or sale of the Common Stock deemed to have been issued or sold upon the of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(c) Subdivision or Combination of Common Stock. If the Company at any subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Common Stock into a greater number of shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision will be proportionately decreased and the number of Warrant Shares for which this Warrant is exercisable will be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares for which this Warrant is exercisable will be proportionately decreased.

(d) Notices.

(i) Within five (5) Business Days of any adjustment of the Exercise Price, the Company will give written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any transaction described in Section 4.1 or 4.2 hereof.

(e) Certificate of Adjustment. In each case of an adjustment or readjustment of the Exercise Price for the number of shares of Common Stock or other securities issuable upon exercise of this Warrant, if this Warrant is then exercisable, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment., and shall mail such certificate, by first class mail, postage prepaid, to each the Holder at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, shown in details the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Exercise Price at the time in effect, (iii) the revised Exercise Price, and (iv) the type and amount, if any, of other property which at the time would be received upon exercise of Warrant.

ARTICLE V - REGISTRATION RIGHTS

5.1 Piggyback Registration.

(a) If at any time the Company determines to file a registration statement (including pursuant to the request of any security holder of the Company which has the right to require the Company to file such a registration statement) under the Securities Act of 1933, as amended (the “1933 Act”), to register an offering of shares of Common Stock, it must give to the Holder written notice of such determination at least thirty (30) days prior to each such filing. If, within fifteen (15) days after receipt of any such notice, the Holder so requests in writing, the Company must include, subject to the provisions of Section 5.1(b), in such registration statement all of the Holder’s Warrant Shares that such Holder requests to be so included. All such Warrant Shares, together with any other shares of Common Stock the Holder has the right to require the Company to include in any such registration statement, are sometimes referred to herein as the “Registrable Securities.”

(b) Any Registrable Securities of the Holder that are to be included in a registered public offering pursuant to this Section 5.1 shall be offered and sold upon such terms as the managing underwriters thereof determine; provided, however, that any such terms must be the same as the terms to which any other holder of Registrable Securities will be bound and must not be substantially different from the terms pursuant to which the Company and any other security holder selling shares of Common Stock in such offering are selling such shares. The managing underwriters may condition the Holder’s participation in such a registered public offering upon the Holder’s execution of an underwriting agreement containing customary terms and conditions which would customarily be applicable to selling shareholders. If the managing underwriters for a registered public offering determine that the number of shares of Common Stock proposed to be sold in such offering would adversely affect the marketing of the shares of Common Stock to be sold by the Company therein or by the person or persons who exercised their right to require the Company to register such offering under the 1933 Act, then the number of shares of Common Stock to be included in such offering shall be reduced in the following order until the number of such shares does not exceed the number that the managing underwriters believe can be sold without any such adverse effects:

(i) The shares of Common Stock to be included in such offering for the accounts of persons who do not have any contractual registration rights shall be reduced pro rata among such persons based upon the number of shares of Common Stock beneficially owned by them until the number of shares to be included for such persons is equal to zero.

(ii) The Registrable Securities to be included in such offering for the accounts of persons whose contractual registration rights are inferior in right of priority to the registration rights of the Holder shall be reduced pro rata among such persons based upon the number of Registrable Securities beneficially owned by them until the number of Registrable Securities to be included for such persons is equal to zero.

(iii) The Registrable Securities to be included in such offering for the accounts of the Holder and other persons who have equivalent contractual registration rights shall be reduced pro rata among such persons based upon the number of Registrable Securities beneficially owned by them until the number of Registrable Securities to be included for such persons is equal to zero.

(iv) The shares of Common Stock to be included in such offering for the accounts of the Company and other persons who have demand (provided such demand has been exercised) or other contractual registration rights that are superior to those of the Holder shall be reduced as provided in the arrangements among such parties.

If the Holder which has elected to participate in a registered public offering determines that it does not approve of the terms of any such offering prior to the effectiveness of the related registration statement under the 1933 Act, then the Holder may elect to withdraw therefrom by giving written notice of such withdrawal to the Company and the managing underwriters prior to such effectiveness.

(c) All registration rights granted under this Section 5.1 shall terminate and be of no further force or effect from and after the fifth anniversary of the effective date under the 1933 Act of the registration statement for the Company’s first registered public offering of shares of Common Stock (the “Initial Offering”). A Holder shall not be entitled to exercise its registration rights under this Section 5.1 at any time that all Registrable Securities beneficially owned by such Holder may be sold pursuant to Rule 144(k) under the 1933 Act. If at any time the Warrants are exercisable, in whole or in part, for any securities other than shares of Common Stock, then the provisions of this Section 5.1 shall apply equally to the registration of any offering of that class or series of securities.

(d) Notwithstanding anything to the contrary set forth herein:

(i) The provisions of this Section 5.1 shall not apply to any registration statement that is being filed to register the offering of (A) securities being offered in the Initial Offering, (B) securities to be issued solely in connection with the acquisition of any entity or business, (C) securities issuable solely pursuant to employee benefit plans (including pursuant to the exercise of stock options), or (D) securities the offering of which is being registered on a registration form that does not permit the registration of the offering of securities for security holders.

(ii) The Company may withdraw any registration statement referred to in this Section 5.1 in accordance with the provisions of the 1933 Act without thereby incurring any liability to the Holder; provided, however, that the Company shall continue to be subject to requirements of this Section 5.1 for any other registration statement.

(e) The Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, the Holder of Registerable Shares covered by such registration statement, its directors, officers, partners, managers and each other Person, if any, who controls such Holder, employees, agents, successors and assigns (each an “Indemnified Person”), against any and all losses, claims, damages or liabilities, joint or several, and expenses (including fees of counsel and any amounts paid in any settlement), to which such Indemnified Persons may become subject under the 1933 Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which Registerable Shares were registered under the 1933 Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final, supplemental or summary prospectus, together with the documents incorporated by reference therein (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal or state rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration. The Company will reimburse Indemnified Persons for any reasonable legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding. Notwithstanding the foregoing, the Company shall not be liable to any Indemnified Person to the extent that any such loss, claim, damage, liability (or action or proceeding, whether commenced or threatened, in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any such Indemnified Person, for use in the preparation of the registration statement.

(f) If the indemnification provided for in Section 5.1(e) above is unavailable to an indemnified party in respect of any expense, loss, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Holder, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Holder, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Holder, on the other in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as the total net proceeds received by the Company from the initial sale of the Registrable Securities by the Company to the purchaser bear to the gain realized by the selling Holder. The relative fault of the Company on the one hand and of the Holder, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Holder and parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the benefit of any indemnified party if indemnification would be unavailable to such indemnified party by reason of the proviso contained in the first sentence of Section 5.1(e), and in no event shall the obligation of any indemnifying party to contribute under this Section 5.1(f) exceed the amount that such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 5.1(e) had been available under the circumstance.

(g) Notwithstanding the provisions of this Section 5.1(g), no holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which in the case of any such holder, the net proceeds received by such holder from the sale of Registrable Securities exceeds the amount of any damages that such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 1l(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h) The Holder, for so long as the Holder has the right to exercise its registration rights hereunder, if requested by the Company or an underwriter of securities of the Company, shall agree not to sell or otherwise transfer or dispose of any Registrable Securities held by the Holder for a specified period of time (not to exceed 180 days) following the effective date of a registration statement with respect to the Company’s securities. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop transfer instructions with respect to the Registrable Securities subject to the foregoing restriction until the end of the lock-up period.

ARTICLE VI - COVENANTS

The Company covenants and agrees that, if Lender has not yet exercised all of its rights under this Warrant, or this Warrant has not expired, the Company shall perform all of the covenants set forth in Sections 5.1 and 5.15 of the Loan and Security Agreement, regardless of whether the Obligations (as defined in the Loan and Security Agreement) have been paid in full and satisfied thereunder or if the Loan and Security Agreement has been terminated in accordance with its terms or otherwise.

ARTICLE VII - DEFINITIONS

The following terms, as used in this Warrant, have the following meanings. Capitalized terms not otherwise defined shall have the same meanings as set forth in the Loan and Security Agreement:

“Affiliate” has the meaning set forth in the Loan and Security Agreement.

“Aggregate Shares” has the meaning set forth in paragraph (A) of this Warrant.

“Appraisal Notice” has the meaning set forth in Section 3.2(a).

“Appraiser” has the meaning set forth in Section 3.2(b).

“Appraiser Determination” has the meaning set forth in Section 3.2(b).

“BHC II” means BHC Interim Funding II, L.P., a Delaware limited partnership.

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York are authorized by law or other governmental action to be closed, unless there shall have been an offering of Common Stock registered under the Securities Act, in which case “Business Day” means (a) if Common Stock is listed or admitted to trading on a national securities exchange, a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for business or (b) if Common Stock is not so listed or admitted to trading, a day on which the New York Stock Exchange is open for business.

“Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

“Common Stock” has the meaning set forth in paragraph (A) of this Warrant.

“Common Stock Equivalent”” means any option, warrant, right or similar security exercisable into, exchangeable for, or convertible to Common Stock or, the economic equivalent value of Common Stock.

“Company” has the meaning set forth in paragraph (A) of this Warrant.

“Company Determination” has the meaning set forth in Section 3.1.

“Distribution” has the meaning set forth in Section 4. l(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Exercise Price” has the meaning set forth in paragraph (A) of this Warrant.

“Fair Market Value” of:

(i)	a share of a Common Stock or any Common Stock Equivalent as of any date of determination means:

(A) if the Common Stock is traded on an exchange or is quoted on the NASDAQ National Market System, then the average of the closing or last sale prices, respectively, reported for the 20 trading days ended immediately preceding the determination date; or

(B) if the Common Stock is not traded on an exchange or on the NASDAQ National Market System but is traded in the over-the-counter market, then the mean of the average of the closing bid and asked prices reported for the 20 trading days ended immediately preceding the determination date; or

(C) in all other circumstances, the fair market value per share of the Common Stock as determined in good faith by the Board of Directors of the Company, or otherwise in accordance with Section 3.1 hereof (subject to Section 3.2 hereof);

(ii)	a Warrant or Warrant Shares as of any date of determination, means the amount determined in good faith by the Board of Directors of the Company or otherwise in accordance with Section 3.1 hereof (subject to Section 3.2 hereof);

disregarding in each case set forth in (i) and (ii) above, absence of liquidity or marketability or discount for a minority interest.

“Fully Diluted Shares” has the meaning set forth in Section 1.4.

“Holder” has the meaning set forth in paragraph (A) of this Warrant.

“Investment Representation Letter” has the meaning set forth in Section 2.5.

“Initial Offering” has the meaning set forth in Section 5.1.

“Issuance Date” has the meaning set forth in Section 1.4.

“Loan and Security Agreement” means the Loan and Security Agreement, dated as of even date herewith, among the Company, as borrower, and BHC II, as lender.

“Objecting Holder” has the meaning set forth in Section 3.2(a).

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, and any government agency or political subdivision thereof.

“Registrable Securities” has the meaning set forth in Section 5.1 (a).

“1933 Act” has the meaning set forth in Section 5.1(a).

“Warrant” means this Warrant(s) to purchase shares of Common Stock issued by the Company in connection with the Loan and Security Agreement.

“Warrant Shares” has the meaning set forth in paragraph (A) of this Warrant.

All references herein to “days” shall mean calendar days unless otherwise specified.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern standard time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

(i)	If to Company:	Akrion, Inc.
6330 Hedgewood Drive, #150
Allentown, PA 18106
Attention: Mr. James Molinaro
President and CEO
Facsimile: (610) 391-1537

with a copy for information only, to:

Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Attention: Richard J. Busis, Esq.
Facsimile: 215-701-2456

(ii) In the case of the Holder, such notices and communications shall be addressed to its address as shown on the books maintained by the Company, unless the Holder shall notify the Company that notices and communications should be sent to a different address (or telex or facsimile number), in which case such notices and communications shall be sent to the address (or telex or facsimile number) specified by the Holder.

8.2 Waivers; Amendments. No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice or demand on the Company in any case shall entitle the Company to any other or future notice or demand in similar or other circumstances. The rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies which it would otherwise have. The provisions of this Warrant may be amended, modified or waived with (and only with) the prior written consent of the Company and a majority in interest of the Holders.

Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 8.2 shall be binding upon the holders of this Warrant upon each future Holder thereof and upon the Company. In the event of any such amendment, modification or waiver, the Company shall give prompt notice thereof to all Holders of this Warrant and, if appropriate, notation thereof shall be made on all Warrant thereafter surrendered for registration of transfer or exchange.

8.3 Governing Law. THIS WARRANT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

8.4 Transfer; Covenants to Bind Successor and Assigns. All covenants, stipulations, promises and agreements in this Warrant made by or on behalf of the Company or the Holder shall bind its successors and assigns, whether so expressed or not. This Warrant and all of the Holder’s rights hereunder, shall be transferable and assignable by the Holder hereof in whole, or from time to time in part, to any other Person, subject to the restrictions on transferability contained herein and under the applicable securities laws, provided however, that Holder may not assign its rights to a competitor of the Company and the provisions of this Warrant shall be binding upon the Company and its successors and assigns, provided that the Company may not assign this Warrant, its rights or obligations hereunder without the Holder’s prior written consent and inure to the benefit of the Holder hereof and its successors and assigns.

8.5 Severability. In case any one or more of the provisions contained in this Warrant shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.6 Section Headings. The section headings used herein are for convenience of reference only, are not part of this Warrant and are not to affect the construction of or be taken into consideration in interpreting this Warrant.

8.7 Right to Specific Performance. The Company acknowledges and agrees that in the event of any breach of the covenants and agreements contained in this Warrant, the Holder would be irreparably harmed and could not be made whole only by the award of monetary damages. Accordingly, the Company agrees that the Holder, in addition to any other remedy to which the Holder may be entitled at law or equity, will be entitled to seek and obtain an award of specific performance of any of such covenants and agreements.

8.8 Consent to Jurisdiction. THE COMPANY AND HOLDER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT, SHALL BE LITIGATED IN SUCH COURTS. THE COMPANY AND HOLDER ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT. IF EITHER THE COMPANY OR HOLDER PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, THE COMPANY AND HOLDER HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON THE COMPANY AND HOLDER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE COMPANY AND HOLDER, AT THE COMPANY’S OR HOLDER’S ADDRESS AS MOST RECENTLY NOTIFIED BY THE COMPANY OR HOLDER IN WRITING TO THE OTHER AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

8.9 Waiver Of Jury Trial. THE COMPANY AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT. THE COMPANY AND HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS WARRANT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND HOLDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by one of its officers thereunto duly authorized, all as of the day and year first above written.

AKRION, INC.

By:	/s/ W. James Whittle
Name:	W. James Whittle
Title:	Chief Financial Officer

Accepted as of the day and year first above written:

BHC INTERIM FUNDING II, L.P.

By:	BHC Interim Funding Management, L.L.C., its General Partner

By:	BHC Investors II, L.L.C., its Managing Member

By:	SHB, L.L.C,

By:	/s/ Steven H. Brooks
Name:	Steven H. Brooks
Title:	Managing Manager

Address:	BHC Interim Funding II, L.P.
444 Madison Avenue
New York, NY 10022
Telephone:	212-753-1991
Telecopier:	212-753-7730

Signature Page to Warrant